INSPIRE PHARMACEUTICALS, INC.

EXECUTIVE OFFICER

ANNUAL CASH BONUS PLAN

I. Purpose.

Effective June 7, 2007, Inspire Pharmaceuticals, Inc. (the "Company") hereby establishes its Executive Officer Annual Cash Bonus Plan (this "Bonus Plan"), which is designed to encourage specific results-oriented actions on the part of the Company's executive officers and to recognize and reward positive results. This Bonus Plan closely aligns financial rewards to the executive officers with the achievement of specific business goals by the Company, as well as individual performance. The higher the level of achievement by both the Company and the individual executive officer, the greater the opportunity for financial reward to the executive officer.

II. Eligibility.

All Section 16 officers of the Company (each, a "Participant" and, collectively, the "Participants") are eligible to participate in this Bonus Plan. The Participants are not eligible to participate in any other annual cash bonus plan of the Company.

III. Plan Year.

For purposes of eligibility and participation, the plan year under this Bonus Plan shall be the calendar year.

IV. Incentive Targets.

Each Participant will have a target incentive level established for their position. Incentive targets are stated as a percent of the participant's eligible earnings as set forth on Appendix A hereto. The maximum bonus for each Participant is one hundred fifty percent (150%) of their respective target and the minimum bonus, or threshold, for each Participant is zero. Participants will be notified of their incentive target by a representative or designee of the Board of Directors or the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee").

The target incentive percent is the same for all participants within a band. The methodology for determining an individual's final annual incentive bonus, if any, is covered later in this Bonus Plan.

V. Plan Components.

Each potential bonus under this Bonus Plan will be based on (i) the performance of the Company in relation to various corporate performance goals, and (ii) the performance of the applicable Participant in relation to various individual goals. Each of these plan components is more fully described below.

Corporate Performance Goals will be initially prepared by the executive management team on an annual basis and reviewed and approved by the Board of Directors or the Compensation Committee. The annual corporate performance goals will include financial, operational and other business goals. These goals will be chosen to generally apply to all of the Participants.

Individual Performance for each Participant other than the Chief Executive Officer will be assessed by the Chief Executive Officer of the Company and the Compensation Committee throughout the plan year, with an overall performance assessment made at year-end by the Compensation Committee, with input from other members of the Board of Directors of the Company as the Compensation Committee shall deem appropriate. The Individual Performance of the Chief Executive Officer will be assessed by the Compensation Committee throughout the plan year, with overall performance assessment made at year-end by the Compensation Committee, with input from other members of the Board of Directors of the Company as the Compensation Committee shall deem appropriate. The individual performance assessment will be based upon individual performance results, contribution to overall corporate results, demonstration of leadership skills and behaviors, overall effectiveness, and impact inside and outside of the Company. Generally, in evaluating actual annual bonus payments to Participants under this Bonus Plan, the Company's performance in relation to the corporate performance goals will be the basis for eighty percent (80%) of a Participant's annual bonus and a Participant's individual performance will serve as the basis for the remaining twenty percent (20%) of his or her annual bonus. Notwithstanding the foregoing, the Compensation Committee shall have the authority not to issue an annual bonus to one or more Participants, to determine a bonus based, in whole or part, on other factors, to adjust the portion of a bonus based on corporate performance goals as a result of individual performance, and to adjust the portion of a bonus based on individual performance goals as a result of corporate performance. In no event shall an annual bonus under this Bonus Plan exceed the maximum for a Participant as set forth on Appendix A.

Appendix A sets forth several examples of how the plan components can impact a bonus granted under this Bonus Plan.

VI. Corporate Performance Goals.

For each plan year, the corporate performance goals for the determination of bonus payments hereunder shall be established in the first quarter of such plan year, when possible, and approved by the Board of Directors or the Compensation Committee. At the discretion of the Board of Directors or the Compensation Committee, as applicable, corporate performance goals may be adjusted during a plan year to better reflect the Company's business.

VII. Individual Performance.

Individual performance goals for the determination of bonus payments hereunder may be established for one or more Participants by the Chief Executive Officer or Compensation Committee, in consultation with the respective Participant, from time to time, as deemed appropriate by the Compensation Committee. If individual performance goals are established for a Participant for a particular plan year, his or her individual performance goals may be adjusted, at the discretion of the Compensation Committee, during such plan year to better reflect the Company's business and/or the Participant's duties and obligations.

VIII. Timing of Bonus Awards.

All bonus payments under this Bonus Plan are expected to be made in the first quarter of the year following the plan year to which the bonus award relates, unless otherwise determined by the Board of Directors or the Compensation Committee.

IX. General Plan Provisions.

The chart below indicates what happens to a participant's annual incentive award under various situations.

What happens if...

Event Treatment

If you become a Participant during a plan year...

You are eligible for a percentage of your award based on the following hire dates:

1Q of calendar year: 100%

2Q of calendar year: 75%

3Q of calendar year: 50%

On or after Oct 1st- Nov 30th: 25%

On or after Dec 1: 0%

If your incentive target and/or base pay changes during a plan year...	Your incentive award, if any, will be based on your incentive target and eligible earnings in effect at the time of the award determination.
If your employment is terminated...	You will be eligible for an award only if you are employed on the date that the bonus award is paid.
If you are found to have violated one or more of the Company's ethics or similar policies...	The Company may withhold, within the discretion of the Board of Directors or the Compensation Committee, all or part of any bonus payment.
If your employment is terminated other than for cause after a change in control prior to the end of the plan year...	The terms outlined in the Participant's Change in Control agreement apply.

X. Eligible Earnings.

Incentive payouts will be calculated based on each Participant's eligible earnings, unless otherwise determined by the Compensation Committee. For purposes of this Bonus Plan, eligible earnings are defined as the Participant's annual base salary as of December 31 of the plan year, adjusted for any portion of the plan year in which the Participant was not eligible. For purposes of clarity, eligible earnings for Participants shall not include:

  Workers' compensation payments;
  Special bonuses awarded outside of this Bonus Plan;
  Short Term Disability payments in excess of 90 days;
  Long Term Disability payments;
  Reimbursed relocation expenses, relocation allowances or COLA payments;
  Other reimbursements or payments that are not pay for services (e.g., auto allowances, etc.);
  Separation and/or waiver payments;
  Income from the exercise of stock options;
  Annual incentive payments, special incentive payments, excellence awards and other special recognition awards; and
  Imputed income for life insurance and other Company-paid or subsidized benefits and perquisites.

XI. Tax Considerations and Withholding.

Bonus payments under this Bonus Plan will be treated as taxable income for the year in which the participant receives the award. The Company will withhold appropriate amounts from all payments to satisfy all federal, state and local tax withholding requirements.

XII. No Rights to Employment.

Nothing in this Bonus Plan, and no action taken pursuant to this Bonus Plan, shall confer upon any Participant the right to continue in the employ of the Company, or affect the right of the Company to terminate any Participant's employment at any time and for any or no reason.

XIII. Plan Administration.

This Bonus Plan has been approved by the Compensation Committee of the Board of Directors. Human Resources shall have accountability to implement all administrative aspects of this Bonus Plan. The Compensation Committee shall have full power and authority to establish the rules and regulations relating to this Bonus Plan, to interpret this Bonus Plan and those rules and regulations, to select Participants for this Bonus Plan, to determine each Participant's target award, performance goals and final award (if any), to make all factual and other determinations in connection with this Bonus Plan, and to take all other actions necessary or appropriate for the proper administration of this Bonus Plan, including the delegation of such authority or power, where appropriate.

All powers of the Compensation Committee or its delegate shall be executed in its sole discretion, in the best interest of the Company, and in keeping with the objectives of this Bonus Plan and need not be uniform as to similarly situated individuals. The decisions of the Compensation Committee or its delegate with respect to the administration of this Bonus Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including the Participants and their respective beneficiaries.

XIV. Non-Employee Exclusion.

Any individual characterized by the Company as an independent contractor or any other individual who is not treated by the Company as an employee for purposes of withholding federal income taxes will not be eligible to participate in this Bonus Plan, regardless of any contrary Internal Revenue Service, governmental or judicial determination relating to such employment status or tax withholding. In the event that an individual in any non-employee capacity is subsequently reclassified by the Company, the Internal Revenue Service or a court as an employee, such individual, for purposes of this Plan, will be deemed to be an employee from the actual (and not effective) day of such reclassification, unless expressly provided otherwise by the Company.

XV. Governing Law.

The validity, construction, interpretation and effect of this Bonus Plan will exclusively be governed by and determined in accordance with the laws of the State of Delaware.

XVI. Amendment and Termination of this Bonus Plan.

The Company reserves the right to amend or terminate this Bonus Plan at anytime by action of the Board of Directors or the Compensation Committee. This right includes, but is not limited to, the modification of incentive measures, performance targets and/or performance results. This right also includes the modification of the terms of this Bonus Plan as may be necessary or desirable to comply with the laws of jurisdictions in which the Company operates or has employees. Notwithstanding the foregoing, within two years following a change in control, this Bonus Plan may not be terminated or amended or modified.

The Company's obligation to pay compensation as herein provided is subject to any applicable orders, rules or regulations of any government agency or office having authority to regulate the payment of wages, salaries and other forms of compensation.

Appendix I

Employee Salary Range	Threshold % of eligible earnings	Target % of eligible earnings	Maximum* % of eligible earnings	Corp/Individual
Senior Vice President Officers	0	40	60	80%/20%

Executive Vice President Officers**	0	50	75	80%/20%

Chief Executive Officer	0	60	90	80%/20%

*Maximum for each portion of the bonus (corporate and individual) in any given year is 150% of the target for that portion.

**This category shall include the office of President, if held by a person who is not also the Chief Executive Officer

Examples:

Executive Vice President with eligible earnings of $300,000

Target of 50% = $150,000

Corp.: 80% = $120,000 Maximum Corp. bonus allowed: $180,000

Indiv.: 20% = $30,000 Maximum Indiv. bonus allowed: $45,000

Maximum bonus = $225,000

Such maximum amounts are subject to the discretion of the Compensation Committee as set forth in the Bonus Plan above.

Compensation Committee approves 40% for corporation portion of bonus; executive has stellar year:

Target of 50% = $150,000

Corp.: 40% of 80% = $48,000

Indiv.: 150% of 20% = $45,000

Bonus delivered = $93,000

Compensation Committee approves 120% for corporation portion of bonus; Executive has significant performance issue:

Target of 50% = $150,000

Corp.: 120% of 80% = $144,000

Indiv.: 0% of 20% = $0

Compensation Committee adjusts corporate portion downward from $144,000 to $50,000 due to performance issue

Bonus delivered = $50,000